               FILED
SECRETARY OF STATE
  1984 JUL 19 AM 10:16
RESTATED CHARTER
OF
BROWNING-FERRIS INDUSTRIES OF TENNESSEE, INC.
UNDER SECTION 48-304 OF THE GENERAL CORPORATION ACT
Pursuant to the provisions of Section 48-304 of the Tennessee General Corporation Act, the undersigned corporation for profit adopts the following restated charter:
Part I:
1.	The name of the corporation is Browning-Ferris Industries of Tennessee, Inc.

2.	The duration of the corporation is perpetual.

3.	The address of the principal office of the corporation shall be c/o CT Corporation System, 530 Gay Street, Knoxville, Tennessee 37902, County of Knoxville, State of Tennessee.

4.	The corporation is for profit.

5.	The purpose or purposes for which the corporation is organized are:

To collect, transport, dispose of, and otherwise deal with solid and other waste materials of all kinds and descriptions;

To purchase, manufacture, assemble, fabricate, produce, import, receive, lease as lessee or otherwise acquire, own, hold, store, use, repair, service, maintain, mortgage, pledge or otherwise encumber, sign, assign, lease as lessor, distribute, export or otherwise dispose of and generally deal with and in as principal, agent, broker, investor or otherwise, equipment, goods, wares, merchandise, securities and personal property, tangible or intangible, of all kinds and descriptions:

               FILED
SECRETARY OF STATE
  1984 JUL 19 AM 10:16
To establish, maintain and conduct any sales, service, agency, brokerage, franchise, investment or merchandising business in all its aspects for the purpose of selling, purchasing, licensing, renting, leasing, operating, franchising and otherwise dealing with personal services, instruments, machines, appliances, inventions, securities, trade marks, trade names, patents, privileges, processes, improvements, copyrights, contract rights and personal property, tangible and intangible, of all kinds and descriptions;

To serve as manager, consultants, representative, agent, broker or advisor for other persons, associations, corporations, partnerships and firms;

To enter into partnerships or into any arrangement for sharing of profits, union of interests, cooperation, joint venture, reciprocal concession or otherwise, with any person, firm or corporation carrying on or engaged in or about to carry on or engage in any business or transaction which the corporation is authorized to carry on or engage in;

To carry out the purposes above set forth in any state, territory, district or possession of the United States, or in any foreign country to the extent that such purposes are not forbidden by the law of such state, territory, district or possession of the United States or by such foreign country; and

In general, to carry on any other business and do any other acts in connection with the foregoing and to have and exercise all powers conferred by the laws of the State of Tennessee upon corporations formed under the Tennessee General Corporation Act, and to do any or all of the things hereinabove set forth to the same extent as natural persons might or could do.

6.	The maximum number of shares which the corporation shall have authority to issue is one thousand (1,000) shares with One Dollar ($1.00) par value.

7.	The corporation will not commence business until consideration of One Thousand and No/100 Dollars ($1,000.00) has been received for the issuance of shares (not less than $1,000).

               FILED
SECRETARY OF STATE
  1984 JUL 19 AM 10:16
Other provisions (insert here any other provision included in the original charter or an amendment, such as: regulation of internal affairs of the corporation, provisions creating, dividing, limiting and regulating the powers of directors, officers or shareholders, or any class of any shareholders, etc. See Sec. 48-202(g):

No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.
Part II:
1.	The restated charter restates the text of the charter, as previously amended, further amends or changes the charter as specified below, and was duly adopted by joint unanimous written consent of the Board of Directors of the Sole Shareholder on July 5, 1984:

3.	The address of the principal office of the corporation shall be c/o CT Corporation System, 530 Gay Street, Knoxville, Tennessee 37902.

2.	The date the original charter was filed by the Secretary of State was November 19, 1970.
Dated: July 11, 1984.

BROWNING-FERRIS INDUSTRIES OF
TENNESSEE, INC.

By:	/s/ Stephen L. Thomas
Stephen L. Thomas
Vice President